                                                               +--------------+
                                 UNITED STATES                 | OMB APPROVAL |
                      SECURITIES AND EXCHANGE COMMISSION       +--------------+
                            Washington, D.C. 20549             | OMB Number:  |
                                                               |  3235-0058   |
                                  FORM 12b-25                  |   Expires:   |
                                                               | May 31, 1997 |
                          NOTIFICATION OF LATE FILING          |   Estimated  |
                                                               |average burden|
(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K      |   hours per  |
             [ ] Form 10-Q  [ ] Form N-SAR                     |response..2.50|
                                                               +--------------+
For Period Ended: 12-31-97                                     +--------------+
                  -------------------------                    | SEC File No. |
                [ ] Transition Report on Form 10-K             |              |
                [ ] Transition Report on Form 20-F             |              |
                [ ] Transition Report on Form 11-K             +--------------+
                [ ] Transition Report on Form 10-Q             +--------------+
                [ ] Transition Report on Form N-SAR            |  CUSIP No.   |
                                                               |              |
For the Transition Period Ended: ____________________________  +--------------+

[ Read Instruction (on back page) Before Preparing Form. Please Print or Type  ]
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
TERRACE HOLDINGS, INC.
--------------------------------------------------------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable
1325 N.W. 22nd Street
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)
Pompano Beach, FL 33069
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
[X] |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                     SEE ATTACHED              (Attach Extra Sheets if Needed)


PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification.
     ADAM D. FISHMAN                  (312)            726-1224
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
     ---------------------------------------------------------------------------
(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [ ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================

          TERRACE HOLDINGS, INC.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 3-31-98                            By /s/ Jonathan S. Lasko
    ------------------------------        --------------------------------------
                                               Jonathan S. Lasko,
                                               Executive Vice-President
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
+------------------------------------------------------------------------------+
                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((S)232.13(b) of this chapter).

                                 United States
                      Securities and Exchange Commission
                               Washington, D.C.


                                  Form 12b-25


                          NOTIFICATION OF LATE FILING

PART III - NARRATIVE

     The Registrant's Form 10-KSB for the fiscal year ended December 31, 1997, could not be filed within the prescribed time period because its independent auditors have been unable to complete their audit procedures due to third parties.


------------------------------                            United States                            --------------------------------
| Applicant's CIK (if known) |                  Securities and Exchange Commission                 |          OMB APPROVAL        |
------------------------------                        Washington, D.C. 20549                       --------------------------------
|                            |                                                                     | OMB Number:         325-0328 |
|                            |                                                                     | Expires:      March 31, 1998 |
------------------------------                                                                     | Estimated average burden     |
                                                                                                   | hours per response......0.15 |
                                                                                                   --------------------------------

                                                              FORM ID

                                       UNIFORM APPLICATION FOR ACCESS CODES TO FILE ON EDGAR
-----------------------------------------------------------------------------------------------------------------------------------
                                PART I - APPLICANT INFORMATION (To be completed by all applicants)
-----------------------------------------------------------------------------------------------------------------------------------
  Exact Name of Registrant as specified in the charter or individual's name as used for signature purposes
        Fred A. Siegel
-----------------------------------------------------------------------------------------------------------------------------------
  Former Name (if changed since last application)
-----------------------------------------------------------------------------------------------------------------------------------
  Mailing Address:
  Street Address or Post Office Box No.   12 Woodside Road
  City   Winchester                                       State   MA                  Zip   01890
-----------------------------------------------------------------------------------------------------------------------------------
  Applicant is a (see definition in the General Instructions):
                         |_x_|  Filer                        |__|  Filing Agent            |__|  Training Agent
-----------------------------------------------------------------------------------------------------------------------------------
  |_x_|  Initial Application for EDGAR Access Codes.
         If you are associated with another party which already has access codes to use EDGAR, and if you want to use the same PMAC as the associated party, please write the CIK of the associated party on the following line:

         Do you want a Filer Manual?:    Yes  |__|   No  |_x_|
-----------------------------------------------------------------------------------------------------------------------------------
  |__|  Amended Application for (see definitions in the General Instructions):
                                 |__|  CCC            |__|  Password            |__|  PMAC
-----------------------------------------------------------------------------------------------------------------------------------
  |__|  Amended Application to change reported information only (Access codes to remain the same)
-----------------------------------------------------------------------------------------------------------------------------------
                                   PART II - FILER INFORMATION (To be completed by filers only)
-----------------------------------------------------------------------------------------------------------------------------------
  If you currently file with the SEC, check this box |__| and provide at least one of your SEC file numbers, if known:
  1933 Act No.               1934 Act No.               1940 Act No.               Other
  1- _____________           0- _____________           811- _____________         _____________
  33- ____________           1- ____________            814- ____________
-----------------------------------------------------------------------------------------------------------------------------------
  Tax Number or Federal Identification Number (Registrants only)   |    Telephone Number (Include Area Code)
      ###-##-####                                                  |        (617) 574-1130
-----------------------------------------------------------------------------------------------------------------------------------
  Primary Business Address (if different from mailing address)
  Street Address or Post Office Box No.   2 Oliver Street, 2nd Fl.
  City   Boston                                           State   MA                  Zip   02109
-----------------------------------------------------------------------------------------------------------------------------------
  State of Incorporation/Organization                              |    Fiscal Year End (mm/dd)
-----------------------------------------------------------------------------------------------------------------------------------
                                  PART III - CONTACT INFORMATION (To be completed by applicants)
-----------------------------------------------------------------------------------------------------------------------------------
  Person to receive EDGAR Information, Inquiries and Access Codes  |    Telephone Number (Include Area Code)
      Adam D. Fishman                                              |        (312) 726-1224
-----------------------------------------------------------------------------------------------------------------------------------
  Mailing Address (if different from applicant's mailing address)
  Street Address or Post Office Box No.   125 S. Wacker Dr., #2800
  City   Chicago                                          State   IL                  Zip   60606
-----------------------------------------------------------------------------------------------------------------------------------
  If you are CompuServe subscriber, provide your User ID:
-----------------------------------------------------------------------------------------------------------------------------------
                         PART IV - ACCOUNT INFORMATION (To be completed by filers and filing agents only)
-----------------------------------------------------------------------------------------------------------------------------------
  Person to receive SEC Account Information and Billing Invoices   |    Telephone Number (Include Area Code)
      Fred A. Siegel                                               |        (617) 574-1130
-----------------------------------------------------------------------------------------------------------------------------------
  Address (if different from applicant's mailing address)
  Street Address or Post Office Box No.
  City                                                    State                       Zip
-----------------------------------------------------------------------------------------------------------------------------------
                                      PART V - SIGNATURE (To be Completed by all Applicants)
-----------------------------------------------------------------------------------------------------------------------------------
  Signature:   /s/ Fred A. Siegel                                  |    Type or Print Name:    Fred A. Siegel
-----------------------------------------------------------------------------------------------------------------------------------
  Position or Title:                                               |    Date    3-30-98
-----------------------------------------------------------------------------------------------------------------------------------
      Section 19 of the Securities Act of 1933 (15 U.S.C. 77s), sections 13(a) and 23 of the Securities Exchange Act of 1934 (15
U.S.C. 78m(s) and 78w), section 319 of the Trust Indenture Act of 1939 (15 U.S.C. 77sec), section 20 of the Public Utility Holding
Company Act of 1935 (15 U.S.C. 79t) and sections 30 and 35 of the Investment Company Act of 1940 (15 U.S.C. 80s-29 and 80a-37)
authorize solicitation of this information. This information will be used to assign system identification to filers, filing agents, and training agents. This will allow the Commission to identify persons sending electronic submissions and grant secure access to the EDGAR system.

SEC 2084 (6/96)